Exhibit 10.2

DOVER CORPORATION

SENIOR EXECUTIVE

CHANGE-IN-CONTROL SEVERANCE PLAN

(As Amended and Restated Effective August 5, 2021)

Introduction

This Dover Corporation Senior Executive Change-in-Control Severance Plan (the “Plan”) sets forth the policy of Dover Corporation, a Delaware corporation (“Dover”), and each of its Subsidiaries (as defined in Article 14) which employs an “Eligible Executive” (as defined in Article 1) with respect to “Severance Payments” (as defined in Article 5) payable to an Eligible Executive under the Plan (Dover and such Subsidiaries are collectively referred to as the “Company”). This Senior Executive Change-in-Control Severance Plan constitutes the plan document and summary plan description for the Plan.

Article 1.

Who is Eligible for Participation in the Plan

a.    Eligible Executives. Those executives of the Company who have been notified that they are subject to Dover’s Senior Executive Shareholding Guidelines, as in effect from time to time, and, on the date of a “Change-in-Control” (as defined in Article 14), remain subject to such guidelines, shall be eligible to receive Severance Payments under the Plan.

b.    Effect of Employment Agreement. You shall not be eligible to participate in the Plan if you are party to a written agreement with the Company that provides for severance payments to you upon, or following, the termination of your employment or following a Change-in-Control of the Company.

c.    Other Plans. If you are eligible to participate in this Plan, you shall not be eligible to participate in, or to receive any severance benefits under, any other severance plan, policy, practice, or arrangement maintained by the Company. If you become eligible to receive Severance Payments under this Plan, you shall not be eligible to receive Severance Payments under the Dover Corporation Executive Severance Plan.

Article 2.

How Do You Become Eligible for Severance Payments under the Plan

You will be eligible for Severance Payments if you are an Eligible Executive as of the date of a Change-in-Control and, within twenty-four (24) months following a Change-in-Control:

a.    Termination Without Cause. Your employment is terminated by the Company without “Cause” (as defined in Article 14) (“Termination Without Cause”); or

b.    Good Reason Termination. You terminate your employment with the Company for “Good Reason” (as defined in Article 14) by giving a notice of termination for Good Reason under the procedures set forth in this Article 2 (“Good Reason Termination”);

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You may elect to terminate your employment for Good Reason by giving written notice to the Company of the events constituting Good Reason within twenty-four (24) months after a Change-in-Control. The notice of termination for Good Reason shall be effective thirty (30) days after it is provided by you if the Company shall fail to cure the events constituting Good Reason within such thirty (30) day notice period. In order to be effective, you must give the notice of a Good Reason termination within sixty (60) days after the event(s) that constitutes Good Reason first occurs and within twenty-four (24) months after a Change-in-Control.

•	The Company may waive all or part of the thirty (30) day notice required to be given by you by giving written notice to you.

Article 3.

What Events Make You Ineligible for Severance Payments under the Plan

You shall not be entitled to receive Severance Payments under this Plan if any of the following disqualifying events occur:

a.    Death or Disability. Your employment terminates due to death or, at the option of the Company, upon your “Disability” (as defined in Article 14);

b.    Voluntary Termination. You terminate your employment with the Company or a successor for any reason, including without limitation retirement, other than for Good Reason (“Voluntary Termination”). A Voluntary Termination includes, without limitation, a termination by you (i) after a failure by you to give a timely notice of termination for Good Reason, or (ii) after the Company timely cures the event(s) that are claimed to constitute Good Reason;

c.    Termination for Cause. Your employment with the Company is terminated for Cause (“Termination for Cause”);

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Your employment may be terminated for Cause by the Company effective upon the giving of written notice to you of such Termination for Cause, or effective upon another date as specified in such notice (“Notice of Termination for Cause”).

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If within one (1) year after your employment terminates as the result of Good Reason Termination or Termination Without Cause, the Company determines that your employment could have been Terminated for Cause, your prior termination shall be recharacterized as a Termination for Cause upon the Company giving written notice to you (or to your estate in the event of your death). You (or your estate) shall have thirty (30) days to provide a written response to the Company. To the extent that the Company does not reverse its determination after receipt of your response, if any, you (or your estate) shall be obligated promptly to repay any Severance Payments paid to you under the Plan. The Company may take appropriate legal action to seek to recover any Severance Payments from you or your estate.

d.    Sale. You work for a division, subdivision, plant, location, or entity which is sold or otherwise transferred to an entity other than Dover and its Subsidiaries in a transaction that does not constitute a Change-in-Control, regardless of whether the new owner offers continued or comparable employment to you; or

e.    New Employer. You begin working for another employer (whether regular or temporary and whether full-time or part-time) in any capacity, including as a consultant or independent contractor, before your “Date of Termination” (as defined in Article 14). You are required to immediately notify the Company in writing if you begin another job prior to your Date of Termination.

Article 4.

What Amounts Other than Severance Payments May be Payable to You

Regardless of whether you are eligible for Severance Payments under the Plan, you may be entitled to receive benefits (other than severance payments) for which you are expressly eligible following your Date of Termination to the extent you are entitled under the terms and conditions of any other plans, policies, programs and/or arrangements of the Company, including without limitation, continuation health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), amounts payable or benefits provided under the Dover Corporation 2021 Omnibus Incentive Plan (including any successor plan), the Dover Corporation 2012 Equity and Cash Incentive Plan, the Dover Corporation Pension Replacement Plan, the Dover Corporation Deferred Compensation Plan, the Dover Corporation Pension Plan, and the Dover Corporation Retirement Savings Plan (the “Dover Plans”); provided, that if you are eligible to receive the Severance Payments described in Article 5 and you have unvested and outstanding awards under the Dover Corporation 2012 Equity and Cash Incentive Plan (the “2012 Plan” and your “2012 Plan Awards”), your 2012 Plan Awards will be eligible to vest and settle in accordance with the terms of Section 37(a) of the 2012 Plan (except that the time period for such treatment will be twenty-four (24) months following the date of a Change-In-Control).

Article 5.

What Severance Payments Are Payable under the Plan

If you are eligible to receive Severance Payments under Article 2 above, and you have not become ineligible for the receipt of such Severance Payments due to a disqualifying event as described in Article 3 above or other provisions of the Plan, you shall be entitled to the following severance payments (the “Severance Payments”):

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A lump sum payment payable sixty (60) days following your Date of Termination equal to 2.0 multiplied by the sum of (i) your annual base salary on your Date of Termination (or, if higher, on the date of the Change-in-Control), and (ii) your target annual incentive bonus for the year in which the Date of Termination occurs (or, if higher, on the date of the Change-in-Control);

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A lump sum payment equal to a pro rata portion (based upon the completed days worked in the year in which your Date of Termination occurs divided by the number of days in such year) of your target annual cash bonus for the year in which the Date of Termination occurs, payable sixty (60) days following your Date of Termination;

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A lump sum payment payable sixty (60) days following your Date of Termination equal to the then cost of COBRA health care continuation coverage for yourself and covered family members for twenty-four (24) months based on the level of health coverage, if any, in effect on your Date of Termination; and

•	Twelve (12) months of outplacement services, up to a maximum per-employee cost of $25,000, as adjusted upwards for inflation.

If you die following your Date of Termination before receipt of all Severance Payments to which you are entitled, any payments due to you will be paid to your estate at the time they would have been payable to you.

The Company’s obligations to make Severance Payments to you are conditioned upon your timely execution (without revocation) of a separation agreement and a general release of all claims related to your employment and the termination of your employment in a form satisfactory to the Plan Administrator (as in effect prior to the date of the Change-in-Control) (the “Separation Agreement and Release”). The Separation Agreement and Release shall include a confidentiality covenant, a non-disparagement covenant, a covenant for the protection of intellectual property, and a non-competition and non-solicitation restriction for twenty-four (24) months from the Date of Termination, as more fully set forth in such Separation Agreement and Release. Severance Payments to you shall be made only if you have executed such Separation Agreement and Release within forty-five (45) days following the Date of Termination and the applicable revocation period has expired. Where the forty-five (45) day period extends into the next year, payment shall be made in the next taxable year. If you should fail to execute such Separation Agreement and Release within forty-five (45) days following the Date of Termination or should you later revoke or violate the Separation Agreement and Release, the Company shall not have any obligation to make the payments contemplated under this Plan and you shall refund any Severance Payments made to you.

Article 6.

Claw-Back Provisions

In addition to the right of the Company under Article 3(c) and Article 5 to recover amounts paid to you, in the event that you shall (i) breach the non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property or other covenants or provisions of the Separation Agreement and Release, or (ii) be required by any claw-back policies of the Company, as in effect from time to time, or by applicable law, to refund payments received from the Company as the result of a restatement of the Company’s financial statements or other events or conduct as may be specified in such policies from time to time or as may be required by applicable law, you shall be obligated promptly to refund the Severance Payments made to you. The Company may take appropriate legal action to seek to recover any Severance Payments from you or your estate.

Article 7.

Income Taxes

Severance Payments are subject to all applicable federal, state, local and non-U.S. tax withholdings.

Article 8.

Section 409A of the Code

a.    General. The Plan as well as the Severance Payments are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no Severance Payment shall be due to you under the Plan until you would be considered to have incurred a Separation from Service from the Company and its Subsidiaries. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. You shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. A “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A.

b.    Specified Employees. Notwithstanding anything to the contrary in the Plan, to the extent that any Severance Payment (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries) are payable upon a Separation from Service to a “specified employee” of the Company at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i), and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such Separation from Service (or death, if earlier).

c.    No Liability. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall be responsible for, or required to reimburse or otherwise make you whole for, any tax or penalty imposed on, or losses incurred by, you that arises in connection with the potential or actual application of Section 409A to any Severance Payment granted hereunder.

Article 9.

Excess Parachute Payments

In the event that the Company determines that any payment or distribution to you by the Company in connection with a Change-in-Control, whether paid or payable under this Plan or by reason of any other agreement, policy, plan, program or arrangement, including without limitation, any outstanding award or right under the Dover Plans (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and you would receive a greater net after-tax amount (taking into account all applicable taxes payable by you, including any excise tax under Code Section 4999) by applying the reduction contained in this Article 9, then the Severance Payments to you under this Plan shall be reduced (but not below zero) to the maximum amount which may be paid without you becoming subject to such an excise tax under Code Section 4999 (such reduced payments to be referred to as the “Payment Cap”). In the event that you are subject to the Payment Cap, the Company shall reduce payments to you under this Plan in reverse chronological order such that the last payments to be made to you will be reduced first until the Payment Cap is reached. The tax and benefit calculations contemplated by this paragraph shall be performed by Dover’s accountants or tax counsel, the fees of which shall be paid by Dover, including any fees incurred in connection with the audit of your tax return or appeal from any assessment.

Article 10.

Administration of Plan

The “Plan Administrator” (as defined in Article 14) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan to the extent not retained by Dover as set forth herein. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:

•	Make determinations as to whether an employee is, or is not, an Eligible Executive;

•	Take all actions and make all decisions with respect to the eligibility for, and the amount of, Severance Payments payable under the Plan;

•	Formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;

•	Decide questions, including legal or factual questions, with regard to any matter related to the Plan;

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Construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions;

•	Investigate and make such factual or other determinations as shall be necessary or advisable for the resolution of appeals of adverse determinations under the Plan; and

•	Process, and approve or deny, claims for Severance Payments under the Plan and any appeals.

Prior to a Change-in-Control, all determinations made by the Plan Administrator as to any question involving its respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. Following a Change-in-Control, any determinations by the Plan Administrator would be subject to de novo review in any action brought by an Eligible Executive in a court of law challenging the determination of the Plan Administrator. All determinations by Dover referred to in the Plan shall be made by Dover in its capacity as an employer and settlor of the Plan.

Article 11.

Modification or Termination of Plan

Dover reserves the right, in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the Plan Administrator. This Plan does not give an Eligible Executive any vested right to Severance Payments. If the Plan is amended or terminated, your rights to receive Severance Payments may be eliminated. No individual may become entitled to benefits or other rights under the Plan after the Plan is terminated. No termination or amendment of the Plan will be permitted during (i) any period when Dover is party to an agreement which, if consummated, would result in a Change-in-Control or (ii) during the two year period immediately following a Change-in-Control, in either case to the extent such amendment adversely alters or impairs any rights or obligations of an Eligible Executive under the Plan.

Article 12.

Claims and Appeal Procedures

The Plan Administrator shall make a determination in connection with the termination of employment of an Eligible Executive as to whether a Severance Payment under the Plan is payable to such Eligible Executive and the amount thereof, taking into consideration any determination made by Dover as to the circumstances regarding the termination, the potential applicability of a disqualifying event, or the Plan Administrator’s decision as to whether an employee is an Eligible Executive under the Plan. The Plan Administrator shall advise any Eligible Executive it determines is entitled to Severance Payments under the Plan as to the amount of Severance Payments payable under the Plan. The Plan Administrator may delegate any or all of its responsibilities under this Article.

a.    Claim Procedures

Each Eligible Executive or his or her authorized representative (each, the “Claimant”) claiming Severance Payments under the Plan who has not been advised by the Plan Administrator as to his or her eligibility for Severance Payments, disagrees with a determination that he or she is not eligible for Severance Payments, disagrees with the amount of any Severance Payments awarded under the Plan, or disagrees with a decision to require him or her to repay an amount under the Plan, is eligible to file a written claim with the Plan Administrator.

Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator up to an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial ninety (90)-day period as to the length of the extension and the special circumstances that necessitate the extension.

If the claim is denied, the Plan Administrator shall set forth in writing (which notice may be electronic) the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and, if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” sub-section below and the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a claim denial on appeal.

b.    Appeal Procedures

If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In connection with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for Severance Payments under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.

The Plan Administrator will notify the Claimant in writing (which notice may be electronic) of the Plan Administrator’s decision with respect to its review of the appeal within sixty (60) days of the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.

If the appeal is denied, the Plan Administrator will set forth in writing (which notice may be electronic) the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

c.    Exhaustion of Remedies under the Plan

A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.

d.    Payment of Legal Fees.

The Company shall pay to you all reasonable legal fees and expenses incurred by you in seeking, in good faith, to obtain or enforce any benefit or right provided by the Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made as soon as practicable after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall payments be made later than the last day of your taxable year following the taxable year in which the fee or expense was incurred. Notwithstanding the preceding provisions of this Article 12.d., in the event that you do not prevail on at least one material issue in the relevant dispute or other proceeding, you shall repay any amount previously paid by the Company pursuant to this Article 12.d. in respect of such dispute or other proceeding within ten (10) days of the final resolution thereof.

Article 13.

Miscellaneous Provisions

•	The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.

•	The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of Illinois applicable to contracts made and to be performed within the state of Illinois (without reference to its conflicts of law provisions).

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Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to the same terms and conditions of employment and discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for, or receive, a Severance Payment under the Plan shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of Severance Payments.

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The Company has the right to cancel a proposed termination of employment or reschedule a termination date at any time before your employment terminates. You will not become eligible for Severance Payments if your termination date is cancelled or if you voluntarily terminate employment before the termination date specified or rescheduled by the Company.

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Severance Payments under this Plan are not intended to duplicate such payments and benefits as may be provided under state, local or federal plant shut down, mass layoff or similar laws, such as the WARN Act or any statutory non-United States or contractual payments or benefits. Should payments or benefits under such laws or contracts become payable to you, payments under this Plan will be offset or, alternatively, Severance Payments previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations to the extent permitted by applicable law. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

•	At all times, payments under the Plan shall be made from the general assets of the Company.

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Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in the Plan.

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Except as required by law, the Severance Payments will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause such payments to be so subjected will not be recognized.

•	If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment.

•	The Company shall cause this Plan to be assumed by a successor of the Company, whether such succession occurs by merger, asset sale or otherwise.

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Any notice or other written communication required or permitted pursuant to the terms of the Plan shall have been duly given (i) immediately when delivered by hand, (ii) three days after being mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address, (iii) on the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last known address, or (iv) immediately upon delivery by facsimile or email to the telephone number or email address provided by a party for the receipt of notice.

Article 14.

Definitions

Board	The Dover Board of Directors as in office from time to time.

Cause	“Cause” shall have the meaning set forth in the Dover Corporation 2021 Omnibus Incentive Plan.

Change-in-Control	“Change-in-Control” shall have the meaning set forth in the Dover Corporation 2021 Omnibus Incentive Plan.

Date of Termination	The date on which you incur a termination of employment or such other date on which you incur a “separation from service” determined under the provisions set forth in Section 1.409A-1(h) of the Treasury Regulations or any successor provisions. Pursuant to such provisions, you will be treated as no longer performing services for the Company when the level of services you perform for the Company decreases to a level equal to 20% or less of the average level of services performed by you during the immediately preceding thirty-six (36) months.

Disability	“Disability” shall have the meaning set forth in the Dover Corporation 2021 Omnibus Incentive Plan.

Good Reason	“Good Reason” shall have the meaning set forth in the Dover Corporation 2021 Omnibus Incentive Plan, provided that clause (a) shall be deemed to include you ceasing to be an executive officer of a public company, as determined in accordance with Rule 16a-1(f) under the Securities Exchange Act of 1934 and clause (c) shall be deemed to include a material reduction in the grant value of your long-term incentive awards.

Plan Administrator	The Dover Corporation Benefits Committee or, as may be required by law or the rules of the New York Stock Exchange with respect to executive officers of the Company, as determined in accordance with Rule 16a-1(f) under the Securities Exchange Act of 1934, the

Dover Corporation Compensation Committee. The full Board may, in its discretion, exercise any or all of such powers granted to the Plan Administrator under the Plan, in which case, all references in the Plan to the “Plan Administrator” shall be deemed to refer to the Board.

Article 15.

Effective Date of Plan

The Plan is effective as of August 5, 2021.

SUMMARY OF ERISA RIGHTS

Your Rights Under ERISA

The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

1.    Examine, without charge, all Plan documents and copies of all documents filed by Dover with the Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. This includes annual reports and Plan descriptions. All such documents are available for review from the Dover Human Resources Department.

2.    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.

3.    Receive a summary of the Plan’s annual financial report. Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.

Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for Severance Payments is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered as explained in the “Claims and Appeal Procedures” section.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Severance Payments which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator through the Dover Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:

The Division of Technical Assistance and Inquiries

Employee Benefits Security Administration,

Department of Labor 200 Constitution Avenue, N.W., Room 5N625

Washington, DC 20210

1-866-444-EBSA (1-866-444-3272)

www.dol.gov/ebsa (for general information)

www.askebsa.dol.gov (for electronic inquiries)

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Administrative Facts

Plan Name	Dover Corporation Senior Executive Change-in-Control Severance Plan

Plan Sponsor	Dover Corporation Highland Landmark V 3005 Highland Parkway, Suite 200 Downers Grove, Illinois 60515 USA 1-630-541-1540

Type of Plan	The Plan is a welfare benefit plan that provides severance benefits

Source of Contributions to Plan	Employer payments from general corporate assets

Plan Year	The Plan Year is January 1 through December 31

Employer Identification Number	53-0257888

Plan Number	[ ]

Plan Administrator	Dover Corporation Highland Landmark V 3005 Highland Parkway, Suite 200 Downers Grove, Illinois 60515 USA 1-630-541-1540

Agent for Receiving Service of Legal Process	General Counsel Dover Corporation Highland Landmark V 3005 Highland Parkway, Suite 200 Downers Grove, Illinois 60515 USA 1-630-541-1540 Legal Process can also be served on the Plan Administrator

Named Fiduciary	Dover Corporation Compensation Committee

Contact Information

If you have questions about this Plan, please contact Dover Human Resources at the coordinates below and they will provide you with this information.

Dover Human Resources

Phone:

Fax:

E-Mail: